EXHIBIT   5.2

LOYENS & LOEFF Avocats à la cour	office address telephone fax	14, rue Edward Steichen L-2540 LUXEMBOURG Luxembourg — Kirchberg 46 62 30 46 62 34
	internet	www.loyensloeff.lu
Hayes Lemmerz Finance LLC—Luxembourg S.C.A.
174, route de Longwy
L - 1940 Luxembourg
Luxembourg, April 11, 2008
Hayes Lemmerz Finance LLC – Luxembourg S.C.A.
Dear Sirs,
1.	We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Hayes Lemmerz Finance LLC — Luxembourg S.C.A. (the Company) in connection with the preparation of a registration statement on Form S-4 (Registration Statement No. 333-145509) (the Registration Statement) initially filed by the Company and the additional registrants with the United States Securities and Exchange Commission (the SEC) under the Securities Act of 1933, as amended (the Securities Act), on 16 August 2007 to register the issuance by the Company of up to EUR 130,000,000 aggregate principal amount of its 8.25% Senior Notes due 2015 (the Exchange Notes). The Exchange Notes will be governed by an indenture entered into on 30 May 2007 by and between, inter alia, the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the Trustee), (the Indenture). On 30 May 2007, the Company entered into a registration rights agreement (the Registration Rights Agreement) by and between, inter alia, Hayes Lemmerz International, Inc. and the purchasers of the 8.25% Senior Notes due 2015 (the Notes) originally issued under the Indenture pursuant to which the Company offered to exchange (the Exchange Offer) with such purchasers the Notes for the Exchange Notes, except that the Exchange Notes (i) will be registered under the Securities Act, (ii) will not bear legends restricting their transfer and (iii) will not provide for additional interest upon failure to fulfil the obligations under the Registration Rights Agreement to file a registration statement.

2.	We have examined:
(a)	the Registration Statement in the form filed with the SEC on 16 August 2007;

(b)	a copy of the executed Indenture;

(c)	a final form of the Exchange Notes;

(d)	a copy of the executed Registration Rights Agreement, containing a description of the Exchange Notes;

(e)	a copy of the articles of association of the Company dated 24 May 2007 (the Articles);

(f)	a copy of the written resolutions of the Company dated 25 May 2007 authorising the issue and delivery of the Exchange Notes by the Company, duly executed by Hayes Lemmerz Finance LLC in its capacity as managing shareholder of the Company (the Resolutions);

(g)	an excerpt pertaining to the Company delivered by the Luxembourg register of commerce and companies (RCS), dated April 11, 2008 (the Excerpt); and

(h)	a non-bankruptcy certificate issued by the Luxembourg district court, dated April 11, 2008 (the Non-Bankruptcy Certificate).

The documents listed in paragraphs 2.(b) to and including 2.(d) above are jointly referred to as the Opinion Documents.
Except as stated above, we have not, for the purposes of this legal opinion, examined any agreements, deeds or other documents relating to the Opinion Documents or entered into by or affecting any party (including the Company) to any such agreements, deeds or other documents, or any corporate records of any such party, and have not made any other enquiries concerning any such party. In particular, but without limitation, we have not investigated whether any such party will, by reason of the transactions contemplated by the Opinion Documents (and any document in connection therewith), be in breach of any of its obligations under any such agreements, deeds or other documents.
We have not been involved in structuring, drafting or negotiating any of the Opinion Documents except to suggest amendments in connection with mandatory rules of Luxembourg law. Accordingly, we assume no responsibility for the adequacy of the Opinion Documents or the Registration Statement (except to the extent expressly stated otherwise in this opinion) or for the appropriateness of any disclosures made in the Registration Statement except as indicated above.

3.	We assume the following:
(a)	the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies, the authenticity of the originals of such documents and the conformity to the executed originals of all documents examined in draft form only;

(b)	all factual matters and statements relied upon or assumed herein were and will be true and complete on the date of the execution of the Opinion Documents (and any documents in connection therewith) and the issuance of the Exchange Notes (the Issuance);

(c)	all authorisations, approvals and consents of any country (other than Luxembourg), which may be required in connection with the execution, delivery and performance of the Opinion Documents (and any documents in connection therewith) and the Issuance, have been or will be obtained;

(d)	each of the parties (other than the Company) to the Opinion Documents has the capacity, power, authority and right to enter into the Opinion Documents and to perform its obligations thereunder and all internal corporate or other authorisation procedures by each party (other than the Company) for the execution by it of the Opinion Documents (and any documents in connection therewith), have been duly fulfilled;

(e)	the due authorisation, execution and delivery of the Opinion Documents by all the parties thereto (other than the Company) as well as the power, authority and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations under the Opinion Documents and compliance with all applicable laws and regulations (other than Luxembourg law);

(f)	the due compliance with all matters (including, without limitation, the obtaining of the necessary consents, licences, approvals and authorisations, the making of the necessary filings, lodgements, registrations and notifications and the payment of stamp duties and other taxes) under any law (other than Luxembourg law) as may relate to, or be required in respect of, the Opinion Documents (and the transaction contemplated therein) and the Issuance;

(g)	the Opinion Documents are legal, valid, binding upon, and enforceable against, the respective parties thereto as to matters of all relevant laws (other than Luxembourg law), and in particular their respective expressed governing law;

(h)	there are no provisions in the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion;

(i)	the entry by the Company into the Opinion Documents has materially benefited or will materially benefit the Company and is in the best interest, and for the corporate benefit, of the Company;

(j)	the parties to the Opinion Documents have entered into the Opinion Documents in good faith, for the purpose of carrying out their business and without any intention to defraud or deprive of any legal benefit any other parties (such as third party creditors) or to circumvent any mandatory laws or regulations of any jurisdiction;

(k)	each of the parties to the Opinion Documents (other than the Company) are companies duly organised, incorporated and validly existing in accordance with the laws of the jurisdiction of their respective registered office and/or central administration and/or principal place of business ;

(l)	the Articles have not been amended since the date referred to in paragraph 2.(e) above and the Resolutions have not been amended, rescinded or revoked;

(m)	the Company complies with, and adheres to, the provisions of the Luxembourg law dated as of 31 May 1999 concerning the domiciliation of companies, as amended;

(n)	the central administration (administration centrale) and (for the purposes of the Council regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings (the EU Insolvency Regulation)) the centre of main interests (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg; and

(o)	the Company does not meet the criteria, or threaten to meet the criteria, for becoming subject to bankruptcy (faillite), insolvency, moratorium, controlled management (gestion contrôlée), suspension of payments (sursis de paiement), court ordered liquidation or reorganisation or any similar procedure affecting the rights of creditors generally (Insolvency Proceedings) on the date hereof (as indicated by our oral enquiry with the clerks’ office of the district court of Luxembourg (for commercial matters)) and the Company will not become subject to Insolvency Proceedings as a consequence of entering into the Opinion Documents in any relevant jurisdiction.
4.	Based upon the assumptions made above and subject to the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect and as published, construed and applied by the Luxembourg courts on the date hereof, when the Registration Statement becomes effective and the Exchange Notes have been duly executed and authenticated by the Trustee in accordance with the terms of the Indenture and have been issued and delivered in accordance with the terms of the Exchange Offer, the Exchange Notes will constitute legal, valid, binding and enforceable obligations of the Company in accordance with their terms and will be in proper form for their enforcement in the courts of Luxembourg.

5.	This legal opinion is subject to the following qualifications:
(a)	The validity, legality, performance, enforceability and effectiveness of the Opinion Documents are subject to all limitations by reasons of any Insolvency Proceedings or fraudulent conveyance (actio pauliana), or similar Luxembourg or foreign laws affecting the rights of creditors generally.

Payments made, as well as other transactions concluded or performed, during the so-called suspect period (période suspecte), which is fixed by the Luxembourg court and dates back (not more than) six months as from the date on which the Luxembourg court formally adjudicates a person bankrupt and, as for specific payments and transactions, during ten days before the commencement of such period, are subject to cancellation by the Luxembourg court upon proceedings instituted by the Luxembourg insolvency receiver (curateur).

(b)	As used in this legal opinion, the term “enforceable” means that the obligations entered into pursuant to the Opinion Documents are of a type which the Luxembourg courts normally enforce. It does not mean that these obligations will be necessarily enforced in all circumstances in accordance with their respective terms. In particular:
(i)	the validity, performance and enforceability may be limited by Luxembourg laws affecting creditors’ rights generally, as well as mandatory provisions of Luxembourg law or principles of Luxembourg international public policy, from time to time in force; and

(ii)	the enforcement of the Opinion Documents (or any document in connection therewith) and the rights and obligations of the parties thereto will be subject to the general principles of Luxembourg law and no opinion is given herein as to the availability of any specific performance remedy, other than monetary damages, for the enforcement of any obligation of the Opinion Documents (or any document in connection therewith).
(c)	The registration of the Opinion Documents (and any document in connection therewith) with the Administration de l’Enregistrement et des Domaines in Luxembourg may be required in the case of legal proceedings before Luxembourg courts (if competent) or, in the case that the Opinion Documents (and any document in connection therewith) must be produced before an official Luxembourg authority, in which case either a nominal registration duty or an ad valorem duty will be payable, depending on the nature of the document to be registered. If registration is so required, the Luxembourg courts or the official Luxembourg authority may require that the Opinion Documents (and any document in connection therewith) and any judgment obtained in a foreign court must be translated into French or German.

(d)	Corporate documents may not have been filed or be available at the Luxembourg Register of Commerce and Companies and at the clerks’ office of the Luxembourg district court (for commercial matters) immediately after their execution or issuance, and there may be some delay in the relevant notice appearing in the files of the company concerned.

(e)	As a matter of Luxembourg law, the reliance on, or the enforcement of, contractual terms and conditions may be contrary to the principle of bona fide performance of contracts (exécution des contrats de bonne foi, as provided for in Article 1134, paragraph 3 of the Luxembourg Civil Code) and the prohibition of abuse of rights (abus de droit, as provided for in Article 6-1 of the Luxembourg Civil Code), which governs the relationship between the parties to an agreement and which may affect, inter alia, the reliance on and enforcement of contractual provisions such as the following (without limitation):
(i)	any provision stating that no failure or delay in exercising any rights or remedies shall operate as a waiver of such rights or remedies;

(ii)	provisions stating that agreements may only be amended or varied or any provision thereof waived by an instrument in writing may not be effective insofar as they suggest that oral, implicit or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties;

(iii)	provisions stating that an agreement is the only agreement between the parties may not be effective if one of the parties proves that other agreements validly exist between the parties;
and, furthermore, such principle of fairness and reasonableness may in the proper circumstances impose certain additional duties upon the parties concerned, notwithstanding any provision to the contrary.
(f)	Notwithstanding the foreign jurisdiction clause, Luxembourg courts would have in principle jurisdiction for any conservatory or provisional action in connection with assets located in Luxembourg and such action would most likely be governed by Luxembourg law.

(g)	Claims may become barred under statutory limitation period rules and may be subject to defences of set-off or counter-claims. We express no opinion as to whether any provision of the Opinion Documents conferring a right of set-off, of subrogation, a preferential payment right or a right of payment before due date or similar rights would be effective against a bankruptcy receiver, liquidator, or a creditor.

(h)	Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable, or contrary to public policy under the laws of such jurisdiction.

(i)	The Luxembourg courts would not apply a chosen foreign law if that choice were not made bona fide and if :
(i)	the foreign law were not pleaded and proved; or

(ii)	if pleaded and proved, such foreign law would be contrary to the mandatory provisions of Luxembourg law or manifestly incompatible with Luxembourg international public policy.
(j)	No opinion is given in relation to the accuracy of any representation or warranty (other than those which are the subject matter of an opinion herein) given by, or concerning, the Company in the Opinion Documents or whether the Company has complied with any covenant, undertaking, terms or conditions given by or binding upon the Company.

(k)	Under Luxembourg law, certain creditors, of the insolvent party may have rights to preferred payments by operation of the law.

(l)	The question as to whether any provision of the Opinion Documents, which is or becomes invalid on account of illegality, may be severed from the other provisions of the Opinion Documents will be determined by the Luxembourg courts at their discretion.

(m)	Any indemnity provision entitling one party to recover its legal and other enforcement costs and expenses from another party may be limited in terms of items or amounts as a Luxembourg court (if competent) deems appropriate.

(n)	A power of attorney and a mandate (mandat) may be capable of being revoked by the Company despite its being expressed to be irrevocable.

(o)	We express no opinion as to tax law or regulations whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Opinion Documents (or any document in connection therewith).

(p)	This legal opinion is as of this date, and we undertake no obligation to update it or to advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred here from. We express no opinion as to matters of fact. This legal opinion is strictly limited to the Opinion Documents and does not relate to any other agreement or matter.

(q)	We express no opinion, nor do we imply any opinion, as to any laws other than the laws of Luxembourg.
6.	This legal opinion is given on the express condition, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought exclusively before the courts of Luxembourg. In this legal opinion, Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. We accept no responsibility for omissions or inaccuracies to the extent attributable to translations.
This legal opinion is given exclusively to the Company in connection with the Exchange Offer and pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act.

You may not give copies of this legal opinion to others, or enable or allow any person or persons to make public, to quote, to circulate, to rely upon, to refer to or otherwise use part or all of this legal opinion, without our prior written permission. However, we hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.
Yours sincerely,
LOYENS & LOEFF LUXEMBOURG
By: /s/ Eugène Tchen
     Eugène Tchen